EXHIBIT 10.19

Prof. Dr. med. Oliver Wiedow
Forstweg 55
D-24105 Kiel
Germany

Kiel, on February 6, 2012
Proteo, Inc.
Att:  Chief Executive Officer
Ms. Birge Bargmann
2102 Business Center Drive
Irvine, CA 92612
USA

Re:	Elafin License Agreement

Dear Ms. Bargmann.

This is to confirm certain agreements and understandings reached between me and Proteo, Inc. in December 2011 based on the following background:

Pursuant to the provisions of the license agreement between Proteo, Inc. (hereinafter “Licensee“) and myself (hereinafter “Licensor“, Licensee and Licensor collectively the “Parties”) dated December 30th, 2000 as amended on December 23rd, 2008 (hereinafter the “License Agreement“), Licensee promised to pay certain amounts to Licensor. In December 2007, December 2008 and February 2012, Licensee paid to Licensor 30,000 Euros per year and no other payments were made under the License Agreement to Licensor as of February 6, 2012. I herewith confirm that based on the foregoing we have agreed on the following in December 2011:

1.
The Parties herewith agree that Licensor defers to April 15, 2013 the instalment payable by Licensee in the amount of 60,000 Euros, which otherwise would be due on December 31st, 2011 (hereinafter the  “Deferral”).

2.
Neither the waiver nor the Deferral under Section 1 hereof, would constitute a waiver of or estoppel to Licensor‘s rights to already existing or future payment obligations under the License Agreement.

Please confirm by respective countersignature that you are in agreement with this letter and with this confirmation of our agreement from December 2011.

Kind regards,

/s/ Oliver Wiedow
Prof. Dr. med. Oliver Wiedow

We agree to the foregoing
Proteo, Inc., on 02/06/2012
/s/ Birge Bargmann
Birge Bargmann, Chief Executive Officer